Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                  Contact: Paul Knopick

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ITRONICS REPORTS FIRST NINE MONTHS 2008 GOLD’n GRO FERTILIZER SALES INCREASE 37 PERCENT; SILVER SALES INCREASED 29 PERCENT

-- Green Environmental Technology Driving Interest in Itronics --

RENO, Nevada, October 30, 2008 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that, excluding Photochemical Silver Concentrators, sales for the first nine months of 2008 were $2.41 million compared to $1.75 million in the same period in 2007, a 38 percent increase and third quarter sales were $493,000 in 2008, up from $377,000 in 2007, a 31 percent increase. Third quarter 2007 Photochemical Silver Concentrator sales were $164,500; a comparable sale has been made in the fourth quarter of 2008.

GOLD’n GRO liquid fertilizer sales increased 37 percent in the first 9 months, and were up 50 percent in the third quarter. Strong growth is expected to continue in 2009 and GOLD’n GRO Guardian Deer Repellent sales are expected to produce an additional boost to sales. GOLD’n GRO Guardian Deer Repellent testing is underway at several locations in states where it is registered. A 20 gallon spray kit is being introduced and reports from the field indicate that the test applications are exceeding expectations.

Silver sales are up 29 percent for the first nine months of 2008, but were down 19 percent in the third quarter due to a 26 percent decline in the silver prices. There is a shortage of small silver bullion bars which is driving increased interest in Itronics Metallurgical’s five-ounce Silver Nevada Miner annualized collector bars.

"Certain silver users are now seeking ‘Green Silver,’ which is silver recovered from secondary sources, primarily photography, because of its environmental superiority," said Dr. John Whitney, Itronics President. "The silver produced by our subsidiary Itronics Metallurgical clearly fits the definition of ‘Green Silver’ and should open up new marketing opportunities. Work is continuing on expanding our silver refining capacity. The Company is planning for a 10 time increase in melting capacity in 2009 and another 10 time increase in the 2010 to 2011 time frame. This will increase silver refining capacity from about 24,000 ounces per year to about 2.4 million ounces annually."

"The increased focus on green environmental technology in the photographic segment is creating new opportunities for our Photochemical Silver Concentrator which eliminates waste and saves energy," said Dr. Whitney. "Hazardous liquid waste produced by conventional photo processing has been cited as a reason for switching to digital technology which does not produce liquid hazardous waste. The Photochemical Silver Concentrators and our process for completely recycling photo liquids into pure silver and GOLD’n GRO fertilizers are now providing superior environmental options for the conventional photo processor and those who desire the silver halide print economy and quality; essentially providing a ‘Green Photography’ option for consumers."

Mining Technical Services sales were $108,000 in the first nine months, a 626 percent increase over the prior year first 9 months. Sales in the third quarter were $21,000 a 156 percent increase over the 2007 third quarter.

The Company is implementing its three year funding plan which includes restructuring its balance sheet. The Company’s is actively seeking short term and long term financing to improve liquidity to support on-going

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10-30-08 Itronics Inc Press Release, "Comparable First Nine Months 2008 Sales..."

operations and sales growth, and to restructure and replace high cost debt with lower cost equity and debt. Rapid progress is being made on the restructuring.

Itronics expects to report full financial results for the first nine months on November 14 when it files its Third Quarter Form 10-Q. The Company expects to report an increase in gross profit and a reduction in operating loss as a strong continuation of improved operating results achieved in the first half.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Environmental Technology" company. Itronics, through its subsidiary, Itronics Metallurgical, Inc. is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that can convert used photoliquids into pure silver and GOLD’n GRO liquid fertilizers. The Company also provides environmentally compatible mining technology development, project planning, and technical services to the gold mining industry and operates the popular InsideMetals.com web site, http://www.insidemetals.com. which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks. Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally compatible recycling and fertilizer technologies.

The Company’s environmentally friendly GOLD’n GRO liquid fertilizers can be used for lawns and houseplants, and are available, along with liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com .. The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com .

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)